Exhibit 99.1

Titan Pharmaceuticals, Inc.

TITAN PHARMACEUTICALS APPOINTS TWO NEW BOARD MEMBERS

South San Francisco, CA – Jan. 4, 2017 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery platform, today announced the appointment of two new members to its board of directors. Mr. Scott Smith, president of global inflammation and immunology at Celgene Corporation, and Dr. Rajinder Kumar, CEO of MeRaD Pharmaceutical Ltd., bring to Titan extensive product development and commercialization experience in the U.S., Europe and Asia.

"We are very pleased to welcome Mr. Smith and Dr. Kumar to our board," said Titan Executive Chairman Dr. Marc Rubin. "Following the commercial launch of Probuphine, Titan’s first approved product based on our ProNeura, long-term, continuous drug delivery platform, we are focused more than ever on building our product portfolio. These two executives' skills and experience advancing products from early development through commercialization in multiple global markets will be an important and valuable addition to the Titan board."

In his current role as president of global inflammation and immunology, Mr. Smith leads a team of over 1,300 people and is responsible for the inflammation and immunology portfolio, including all global commercial, clinical development, regulatory, medical affairs and finance activities. Prior to joining Celgene, Mr. Smith was vice president, general manager and head of strategic and business analysis at Biovail Pharmaceuticals Inc., where he managed commercial business units in the U.S. and Canada. He also worked for nearly a decade at Pharmacia & Upjohn and the Upjohn Company in the U.S., Hong Kong and Europe. Mr. Smith has extensive experience in product development and commercialization as well as business development. He holds a BSc in chemistry and an HBSc degree in pharmacology and toxicology from the University of Western Ontario and a Master's of International Business Management from the American Graduate School of International Management (Thunderbird).

"Titan has an opportunity to make a significant contribution to the treatment of certain chronic diseases with its ProNeura platform. The commercialization of Probuphine, along with the development of ProNeura for Parkinson's disease and hypothyroidism, represent the beginning of what promises to be an important portfolio of product candidates," Mr. Smith said. "I am excited to be joining the Titan team during this important time of growth."

Dr. Kumar is the founder, chairman and CEO of MeRaD Pharmaceutical in Cambridge, England, a company focused on the development of novel anti-infective products for treating drug-resistant bacterial infections. Previously, Dr. Kumar held senior positions in big pharma, biotech and academia. Prior to founding MeRaD, he served in various executive capacities with Dr. Reddy’s Labs, Ranbaxy Laboratories Limited, Synaptic Pharmaceutical LLP, Glaxo SmithKline, and SmithKline Beecham. Over the years he has successfully launched several new products and has clinical, regulatory, and commercial experience in the U.S., European Union, Japan and other Asian countries. Dr. Kumar has also served on scientific advisory boards in the fields of neuroscience, anti-infectives and metabolic disorders. He received a B.S. in Human Biology from the University of London, a Master's in Ethology from the University of Birmingham, a Bachelor of Medicine and Bachelor of Surgery from the University of Dundee and an advanced diploma in Psychological Medicine from The Royal College of Surgeons and Physicians in Ireland.

"Despite important advances in drug development, effective and convenient drug delivery remains an unmet challenge. Many patients suffer from side effects associated with inconsistent levels of medication in the blood and struggle with compliance," Dr. Kumar said. "ProNeura has the potential to overcome these challenges, and I am excited to be working with Titan to help guide its product portfolio. I am equally looking forward to assisting Titan with commercializing Probuphine in European and other markets, where there is a great need for new treatments for opioid addiction."

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (NASDAQ: TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Titan has granted commercial rights in the U.S. and Canada for Probuphine to Braeburn Pharmaceuticals. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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Contact:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle, President and CEO

(650)-244-4990

Investors:

Stephen Kilmer

(650) 989-2215

skilmer@titanpharm.com

Media:

Susan Thomas

(650) 989-2216

sthomas@titanpharm.com